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                                                                   EXHIBIT 10.05

MICRO D [LETTERHEAD]

2801 South Yale Street
Santa Ana, California 92704-5850
(714) 540-4781

April 25, 1988

Mr. Sanat Dutta
16 Francis Terrace
Glen Cove, NY 11542

Dear Sanat:

This letter will confirm Micro D's offer of employment to you as Senior Vice President-Operations. In this capacity you will be responsible for Operations, Purchasing, Value-Added Services, and Administration (to include the Human Resources function). Your direct reports will include the Vice President of Purchasing, the Director of Operations, and the Director of Administration. You will report to Chip Lacy, Chairman and CEO, until a President of the company is named.

Your base salary will be $135,000 per year to be paid on the company's normal payroll cycle. You will have a performance and pro-rated salary review on November 1st, and be on an annual review cycle from that date. You will receive a $500 per month car allowance. You are eligible for the standard health and employee benefit programs. Micro D will waive any delayed effectiveness provision of this coverage and allow you coverage from your first day of employment. In addition, you are eligible for the executive health reimbursement plan.

You will be eligible for the Senior Management Bonus Plan which is based upon company profitability/return on investment. At 1988 budgeted profit, your Target Bonus is 50% of your earned 1988 salary. Sixty percent (60%) of that Target Bonus is paid automatically, with forty percent (40%) payment based upon accomplishment of your individual performance goals.

On your first date of employment the Board will approve 30,000 shares of stock options with an exercise price equal to the closing stock price that day. Your options will vest one-fourth after one year, one-fourth each after the second, third, and fourth years of service.

Micro D agrees to a two part severance program. (1) If you are terminated without cause within your first two years of
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employment, Micro D agrees to pay you six months (times your base pay)
severance. After two years of service, your severance for termination without cause will be nine months. (2) If you are either involuntarily terminated or have a substantial change in title or reduction in salary, within twelve months of a change of control, you will receive severance equal to one-half (1/2) month's compensation for each month of full time service to Micro D, not to exceed twelve (12) months severance compensation. Change of control means issuance or transfer of more than 25% of the stock of Micro D. You are eligible for the greater calculated severance of the two provisions, not both. If you leave on your own accord at any time, there will be no severance due you.

Micro D agrees to assist you with relocation of you and your family to Southern California. We agree:

      * to pay for house hunting trips, twice monthly trips to visit your family until they move, the actual moving charges (including packing), 30 day temporary housing for you until your family arrives, and other direct moving costs;

      * your house purchasing expense including customary closing and up to two points on your loan. The maximum loan amount covered under this agreement is $300K;

      * your house sales expense, including real estate commission on the sale of your house (estimated at $21K), legal fees at closing, etc.;

      * to provide up to five additional months temporary family housing by paying the lower of your New York home mortgage or temporary housing, (Oakwood two bedroom rental or the equivalent);

      *     a $3K relocation expense defrayment direct payment.

You and I anticipate that all the costs above could reach a maximum of $60K, with as much as $48K being taxable income to you. Micro D agrees to further "gross-up" the taxable portions of these payments at your marginal combined Federal and California tax rate, resulting in a potential maximum additional payment of $16K.

At your suggestion, Micro D will approach an employee relocation firm to see if we can save Micro D cost and you taxable income by employing such a firm for your move.


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Micro D employs on an at-will basis. Continued employment is based upon job performance, that is, successfully meeting expectations and requirements established for the job responsibilities and continued success of Micro D's business activity.

If the above confirms your understanding of the terms and conditions of your employment, please sign both copies of this letter and return one copy to me before May 4, 1988.

We have tentatively agreed that your first day of work will be Tuesday, May 31, 1988.

The Board and I look forward to having you join Micro D.

Very truly yours,



Linwood A. Lacy, Jr.
Chairman of the Board
Chief Executive Officer

ACCEPTED:

- ---------------------------------------
Sanat Dutta                                               Date

LAL:cmm
cc:John Donnelly
   William Lomicka
   David Rutledge

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